                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant [_]

     Filed by a Party other than the Registrant [_]

     Check the appropriate box:

     [X] Preliminary Proxy Statement       [_]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [_] Definitive Proxy Statement

     [_] Definitive Additional Materials

     [_] Soliciting Material Pursuant to Section 14a-11(c) or Rule 14a-12

                               MOBIL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

     (5) Total fee paid:

------------------------------------------------------------------------------

     [_] Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                   [LOGO OF MOBIL CORPORATION APPEARS HERE]


                                   NOTICE OF

                                      1997

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT


              --------------------------------------------------
                            YOUR VOTE IS IMPORTANT!

               PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR
                     PROXY CARD IN THE ENCLOSED ENVELOPE.
              --------------------------------------------------


                               MOBIL CORPORATION
                               3225 GALLOWS ROAD
                         FAIRFAX, VIRGINIA 22037-0001

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Chairman's Letter.........................................................   1
Notice of Annual Meeting..................................................   2
Proxy Statement...........................................................   3
 General Information......................................................   3
  Item 1--Election of Directors...........................................   3
      Directors' Meetings and Compensation................................   8
      Committees of the Board.............................................   8
  Item 2--Approval and Ratification of Appointment of Independent Audi-
   tors...................................................................  10
  Item 3--Proposal to Increase the Number of Authorized Shares of Common
        Stock and to Change the Par Value Thereof, Preliminary to a Two-
        For-One Stock Split ..............................................  10
 Stockholder Proposals--General...........................................  11
  Item 4--Limit Authority to Issue Preferred Stock........................  12
  Item 5--Cumulative Voting...............................................  13
  Item 6--Discontinue Grants of Stock Options to Directors and Officers...  14
  Item 7--Prohibit Executives from Exercising Stock Options for Six Months after Announcements of Workforce Reductions.......................  15
 Executive Compensation...................................................  17
 Common Stock and Total Stock-Based Holdings of Directors, Nominees and
  Executive Officers......................................................  27
 Proxies and Voting at the Meeting........................................  28
 Quorum and Vote Required for Approval....................................  28
 Attendance at Annual Meeting.............................................  29
 Proxy Solicitation.......................................................  29

[LOGO OF MOBILE CORPORATION
APPEARS HERE]                                              3225 GALLOWS ROAD
                                                           FAIRFAX, VIRGINIA
                                                           22037-0001

                                                           LUCIO A. NOTO
                                                           CHAIRMAN OF THE
                                                           BOARD
                                                           CHIEF EXECUTIVE
                                                           OFFICER

                                           March 18, 1997

Dear Mobil Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held in the Grand Ballroom, Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia, on May 8, 1997.

  In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations during 1996, followed by a question and answer period.

  Your participation in Mobil's business is important, regardless of the number of shares you hold. To ensure your representation, please sign, date and return the enclosed proxy card promptly.

  We look forward to seeing you on May 8th.

                                           Sincerely,

                                           /s/ Lucio A. Noto

                                           Lucio A. Noto
                                           Chairman of the Board and
                                           Chief Executive Officer

                            NOTICE OF ANNUAL MEETING

                                  MAY 8, 1997

--------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Mobil Corporation will be held in the Grand Ballroom at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 22090, on Thursday, May 8, 1997, at 10:00 A.M., for the following purposes:

  1. To elect five directors;

  2. To approve and ratify the appointment of Ernst & Young LLP as independent auditors;

  3. To act upon a proposal to increase the number of authorized shares of Common Stock and to change the par value thereof;

  4. To act upon stockholder proposals;

and to transact such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 10, 1997 are entitled to receive notice of, and to vote at, the meeting. A list of stockholders entitled to vote will be kept at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 22090, for a period of ten days prior to the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /s/ Charles H. DuBois

                                      CHARLES H. DuBOIS

                                      SECRETARY

MOBIL CORPORATION
3225 Gallows Road
Fairfax, Virginia 22037-0001
March 18, 1997

                               MOBIL CORPORATION
                               3225 GALLOWS ROAD
                         FAIRFAX, VIRGINIA 22037-0001

                                PROXY STATEMENT

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mobil Corporation ("Mobil", the "Corporation" or the "Company") of proxies to be voted at the Annual Meeting of Mobil stockholders on May 8, 1997. This Proxy Statement, the accompanying proxy card, and Annual Report are being mailed to stockholders on or about March 18, 1997. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

  The number of voting securities of Mobil outstanding on March 10, 1997, the
record date for the meeting, was (i)    shares of common stock, $2.00 par
value per share, each share being entitled to one vote, and (ii)     shares of
Series B ESOP Convertible Preferred Stock, $1.00 par value per share, each
share being entitled to 100 votes, for a total of    votes.

  Stockholders of record at the close of business on March 10, 1997, are entitled to receive notice of the meeting and to vote the shares held on that date. If a stockholder is a participant in Mobil's Stock Purchase and Dividend Reinvestment Plan, the proxy card represents the number of shares in the Plan account, as well as shares registered in the participant's name.

  A stockholder who is a participant in the Mobil Oil Corporation Employees Savings Plan and the Mobil Oil Corporation Employee Stock Ownership Plan will receive a single proxy card which covers shares credited to such stockholder's Plan account plus shares of record registered in the same name. Accordingly, proxies executed by such a participant will serve as a voting instruction to the Trustee of those Plans. If a participant's Plan account is not carried in the same name as his or her shares of record, such participant will receive separate proxy cards for both individual and Plan holdings. If a participant in the Employees Savings Plan does not vote the shares credited to such participant's Plan account, such shares will be voted by the Plan's Trustee at the direction of Mobil. If a participant in the Employee Stock Ownership Plan does not vote the shares credited to the participant's Plan account, such shares will be voted by the Plan's Trustee in the same proportion as the shares that are voted by the other participants in the Plan.

ITEM 1--ELECTION OF DIRECTORS

  Mobil's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, the members of which serve for three years. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each Annual Meeting for full three-year terms. The terms of office of five of the present directors will expire at this Annual Meeting.

  Four directors have been nominated for election for three-year terms expiring at the Annual Meeting in 2000, and one director has been nominated for election for the balance of a three-year term expiring at the Annual Meeting in 1998, or until their successors are elected and qualified. The terms of the other ten directors will continue as indicated below.

  The ages of directors are as of March 1, 1997.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED
BELOW.

                      NOMINEES FOR TERMS EXPIRING IN 2000


[PHOTO OF DONAL V. FITES APPEARS HERE]


  Donald V. Fites, age 63, has been a director since 1990. He is chairman and chief executive officer of Caterpillar Inc. (heavy machinery). He is also a director of First Chicago NBD Corporation and Georgia-Pacific Corporation. Mr. Fites is a member of the Committee on Directors and Board Affairs and the Management Compensation and Organization Committee.


 [PHOTO OF CHARLES S. SANFORD, JR. APPEARS HERE]


   Charles S. Sanford, Jr., age 60, has been a director since 1990. He is the former chairman and chief executive officer of Bankers Trust New York Corporation and its principal subsidiary, Bankers Trust Company. He is also a director of J. C. Penney Company, Inc. Mr. Sanford is a member of the Committee on Directors and Board Affairs and the Management Compensation and Organization Committee.

 [PHOTO OF ROBERT G. SCHWARTZ APPEARS HERE]

  Robert G. Schwartz, age 68, has been a director since 1987. He is the former chairman of the board, president and chief executive officer of Metropolitan Life Insurance Company. He is a director of Metropolitan Life Insurance Company, COMSAT Corporation, Lone Star Industries, Inc., Lowe's Companies, Inc., Potlatch Corporation and The Reader's Digest Association Inc. and is a member of the board of trustees of Consolidated Edison Company of New York. Mr. Schwartz is Chairman of the Management Compensation and Organization Committee and a member of the Public Issues Committee.

 [PHOTO OF IAIN D. T. VALLANCE APPEARS HERE]

  Iain D. T. Vallance, age 53, has been a director since November 1, 1996. He is chairman of British Telecommunications plc. He also serves as vice-chairman of The Royal Bank of Scotland. Mr. Vallance is a member of the Audit Committee and the Public Issues Committee.

                       NOMINEE FOR TERM EXPIRING IN 1998
--------------------------------------------------------------------------------




  [PHOTO OF ROBERT O. SWANSON APPEARS HERE]


  Robert O. Swanson, age 60, joined Mobil in 1958. He has been a director since 1991 and a director of Mobil Oil Corporation since 1990. Since September 1, 1996, Mr. Swanson has been an executive vice president with responsibility for the Africa and Middle East, Asia/Pacific, Worldwide Chemical and Technology business groups and the Office of Diversity and Inclusion. From 1993 to 1996, he was a senior vice president with responsibility for Mobil Chemical Company; Mobil Mining and Minerals Company; Mobil Land Development Corporation; and Mobil Technology Company. From 1985 to 1993, he was executive vice president-international of the Marketing and Refining Division of Mobil Oil Corporation. Mr. Swanson is a member of the Executive Committee.


                      DIRECTORS WHOSE TERMS EXPIRE IN 1998
--------------------------------------------------------------------------------


  [PHOTO OF LEWIS M. BRANSCOMB APPEARS HERE]


  Lewis M. Branscomb, age 70, has been a director since 1978. He is Aetna Professor, Public Policy and Corporate Management, Emeritus, and until July 1, 1996 was Director, Science, Technology and Public Policy, John F. Kennedy School of Government, Harvard University. Dr. Branscomb is chairman of the Audit Committee and a member of the Public Issues Committee.


  [PHOTO OF PAUL J. HOENMANS APPEARS HERE]




  Paul J. Hoenmans, age 64, joined Mobil in 1954. He has been a director since 1985 and a director of Mobil Oil Corporation since 1983. Since September 1, 1996, Mr. Hoenmans has been an executive vice president with responsibility for the North America Exploration and Producing, New Exploration and Producing Ventures/Exploration and Liquefied Natural Gas/Independent Power Projects business groups. From 1986 to 1996, he was an executive vice president of Mobil Oil Corporation and president of its Exploration and Producing Division. Mr. Hoenmans is a member of the Executive Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1998
--------------------------------------------------------------------------------

[PHOTO OF ALLEN F. JACOBSON APPEARS HERE]




  Allen F. Jacobson, age 70, has been a director since 1988. He is the former chairman of the board and chief executive officer of Minnesota Mining and Manufacturing Company (3M) (manufacturer of diversified products) and remains on the 3M Board. He is also a director of Abbott Laboratories, Northern States Power Company, U.S. WEST, Inc., Valmont Industries, Inc., Potlatch Corporation, Sara Lee Corporation, Silicon Graphics, Inc., Deluxe Corporation and Prudential Insurance Company of America. Mr. Jacobson is Chairman of the Committee on Directors and Board Affairs and a member of the Management Compensation and Organization Committee.


[PHOTO OF J. RICHARD MUNRO APPEARS HERE]




  J. Richard Munro, age 66, has been a director since 1989. Since January 1, 1997, he has been chairman of the board of Genentech, Inc. (pharmaceuticals). He is the former chairman of the executive committee of the board of directors, co-chairman of the board and co-chief executive officer of Time-Warner Inc. (publishing and communications), and remains on the board of that company. He is also a director of Kmart Corporation and The Kellogg Company. Mr. Munro is a member of the Management Compensation and Organization Committee and the Public Issues Committee.


                      DIRECTORS WHOSE TERMS EXPIRE IN 1999
--------------------------------------------------------------------------------


[PHOTO OF CHARLES A. HEIMBOLD, JR. APPEARS HERE]




  Charles A. Heimbold, Jr., age 63, has been a director since 1995. Since 1995, Mr. Heimbold has been chairman and chief executive officer of Bristol-Myers Squibb Company (consumer products and pharmaceuticals). He served as president of Bristol-Myers Squibb Company from 1992 to 1994 and president and chief executive officer from 1994 to 1995. Mr. Heimbold is a member of the Committee on Directors and Board Affairs and the Audit Committee.


[PHOTO OF SAMUEL C. JOHNSON APPEARS HERE]




  Samuel C. Johnson, age 68, has been a director since 1981. He is chairman of the board of S. C. Johnson & Son, Inc. (chemical specialty products). He is also a director of Deere and Company, H. J. Heinz Company, a director and chairman of Johnson International Inc., and a director and chairman of Johnson Worldwide Associates, Inc. Mr. Johnson is chairman of the Public Issues Committee and a member of the Management Compensation and Organization Committee.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
-------------------------------------------------------------------------------


[PHOTO OF HELENE L. KAPLAN APPEARS HERE]




  Helene L. Kaplan, age 63, has been a director since 1989. She is Of Counsel to Skadden, Arps, Slate, Meagher & Flom, a law firm which Mobil and/or affiliates of Mobil retained in 1996 and may retain in 1997. Mrs. Kaplan is also a director of Chase Manhattan Corporation, the May Department Stores Company, Metropolitan Life Insurance Company and NYNEX. Mrs. Kaplan is a member of the Committee on Directors and Board Affairs and the Audit Committee.


[PHOTO OF LUCIO A. NOTO APPEARS HERE]




  Lucio A. Noto, age 58, joined Mobil in 1962. He has been a director since 1988, chairman and chief executive officer since 1994, and president and chief operating officer since 1993. He was previously chief financial officer beginning in 1989. He has been a director of Mobil Oil Corporation since 1986 and chairman of the board and chief executive officer of Mobil Oil Corporation since 1994. He is also a director of International Business Machines Corporation. Mr. Noto is chairman of the Executive Committee.


[PHOTO OF AULANA L. PETERS APPEARS HERE]




  Aulana L. Peters, age 55, has been a director since 1992. She is a partner in Gibson, Dunn & Crutcher, a law firm which Mobil and/or affiliates of Mobil retained during 1996 and may retain in 1997. She is also a director of the Minnesota Mining and Manufacturing Company, Callaway Golf Company, Merrill Lynch & Co. and Northrop Grumman Corporation. Mrs. Peters is a member of the Audit Committee and the Public Issues Committee.


[PHOTO OF EUGENE A. RENNA APPEARS HERE]




  Eugene A. Renna, age 52, joined Mobil in 1968. He has been a director since 1986 and a director of Mobil Oil Corporation since 1985. Since September 1, 1996, Mr. Renna has been an executive vice president with responsibility for the North America Marketing and Refining, Europe/Former Soviet Union, South America and Supply, Trading and Transportation business groups. From 1986 to 1996, he was an executive vice president of Mobil Oil Corporation and president of its Marketing and Refining Division. Mr. Renna is a member of the Executive Committee.

DIRECTORS' MEETINGS AND COMPENSATION

  During 1996, the Board of Directors met eleven times and all current directors attended more than 75 percent of the meetings of the Board and their respective Board committees.

  Employee directors receive no additional compensation for service on the Board of Directors or its Committees.

  In January, 1997, the Board approved several changes in the compensation program for non-employee directors. At that time, the Board voted to terminate the retirement plan for such directors and to increase the number of stock equivalents included in their annual retainer from 100 to 300. These changes, recommended by the Committee on Directors and Board Affairs, were designed to increase the stock-based portion of the non-employee directors' compensation, thereby more closely aligning their interests with those of the stockholders, without significantly changing the total amount of such compensation. Non-employee directors now receive an annual retainer comprised of $36,000 and 300 shares of Mobil common stock in the form of stock equivalents. Non-employee directors also receive a fee of $1,250 for each Board meeting and committee meeting attended, plus travel allowances where appropriate. Directors who chair committees receive additional annual fees of $8,000. Non-employee directors may not participate in Mobil's incentive compensation or other employee benefit programs. However, Mobil provides $100,000 of non-contributory group life insurance and $500,000 of accidental death insurance for accidents occurring while on Mobil business.

  Under the Deferred Fee Plan, non-employee directors may defer, until retirement, receipt of all or a part of their fees and the cash portion of their annual retainers. Deferred amounts may either be credited with notional interest or be represented by stock equivalents which earn notional dividends equal to dividends declared on Mobil common stock. Notional interest on deferred cash accounts is credited at the average rate for 10-year U.S. Treasury bonds over a six-month period, plus 1%, currently 7.66% per year.

  In order to compensate the non-employee directors for the amounts of the retirement benefits they had accrued prior to the termination of the retirement plan, such accrued benefits were vested. Each director elected either to have the annual benefit accrued to the date of the plan's termination paid after retirement, in accordance with the terms of the plan, for the director's life plus up to eight years thereafter to a surviving spouse or dependent, or to have the actuarial present value of his or her accrued plan benefits credited to either a deferred cash account or a deferred notional stock account. Deferred cash accounts are credited with notional interest at the average rate for 10-year U.S. Treasury bonds over a six-month period, plus 1%, currently 7.66% per year, while stock equivalents in deferred notional stock accounts are credited with notional dividends equal to dividends declared on Mobil common stock. Directors who have elected to have accrued plan benefits credited to a deferred account will, after retirement, receive the account balance (which in the case of a deferred notional stock account will not be less than the account value at the termination of the retirement plan) in the form of a lifetime annuity, in a lump sum, or in up to ten annual installments.

COMMITTEES OF THE BOARD

  The functions and current membership of the four standing committees established by the Board are described below. Each committee met regularly during the year and promptly following each meeting advised the full Board of its actions and recommendations.

  The AUDIT COMMITTEE, established in 1969, met three times during 1996. The Committee reviews with the independent auditors and Mobil's General Auditor the general scope of their respective audit coverages. Such reviews include consideration of Mobil's accounting practices, procedures and system of internal accounting controls and any significant problems encountered. The Committee also recommends to the Board the appointment of Mobil's principal independent auditors.

  At least annually, the Committee reviews the services performed and the fees charged by the independent auditors engaged by Mobil and determines that the non-audit services rendered by the independent auditors do not compromise their independence.

  The independent auditors and Mobil's General Auditor have direct access to the Committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls or any other matters relating to Mobil's financial affairs. Furthermore, the Committee may authorize the independent auditors to investigate any matters which the Committee deems appropriate and may present its recommendations and conclusions to the Board.

  The Audit Committee is composed entirely of non-employee directors. Members of the Committee are: Lewis M. Branscomb (Chairman), Charles A. Heimbold, Jr., Helene L. Kaplan, Aulana L. Peters and Iain D. T. Vallance.

  The COMMITTEE ON DIRECTORS AND BOARD AFFAIRS, established in 1977, met three times during 1996. The Committee reviews and makes recommendations to the Board regarding corporate governance matters including effectiveness of the Board, its committees and individual directors; procedures of the Board and its committees; and the composition, duties and responsibilities of the committees. The Committee also reviews and makes recommendations to the Board regarding compensation and meeting fees of non-employee directors.

  In addition, the Committee proposes to the Board a slate of directors for election by the stockholders at the annual meeting and identifies and proposes to the Board candidates to fill Board vacancies. The Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director.

  The Committee will consider candidates proposed by stockholders in accordance with the following procedure:

  Nominations should be sent to the Secretary of the Committee on Directors and Board Affairs, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Nominations should describe the qualifications of the candidate and should be accompanied by a written statement that the candidate is willing to serve and is committed to representing the interests of all the stockholders. Candidates must be endorsed by a member of the Committee on Directors and Board Affairs or be supported by the holders of not less than 200 shares of common stock. This number is subject to periodic review by the Committee on Directors and Board Affairs.

  Nominations by stockholders may also be made at an annual stockholders' meeting in the manner provided in the Corporation's By-Laws. The By-Laws require, among other things, that written notice must be given to the Corporation of such nominations, at least 90 days prior to the anniversary date of the preceding annual meeting. For a description of the full procedure governing such nominations, reference is made to the By-Laws, a copy of which is available from the Secretary of the Corporation. At any meeting of stockholders, the presiding officer may refuse to acknowledge the nomination of any person not made in compliance with the procedure specified in the By-Laws.

  The Committee on Directors and Board Affairs is composed entirely of non-employee directors. Members of the Committee are: Allen F. Jacobson (Chairman), Donald V. Fites, Charles A. Heimbold, Jr., Helene L. Kaplan and Charles S. Sanford, Jr.

  The MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE, established in 1960, met seven times during 1996. The Committee reviews, approves and recommends to the Board: (1) the Corporation's employee and management compensation and benefit policies; (2) management incentive compensation plans, including stock option plans; (3) the amount and form of compensation of employee directors and senior managers of the Corporation, and (4) all senior management appointments and any significant structural changes in the management and organization of the Corporation. The Committee also administers the Mobil incentive compensation and stock option plans.

  The Management Compensation and Organization Committee is composed entirely of non-employee directors. Members of the Committee are: Robert G. Schwartz (Chairman), Donald V. Fites, Allen F. Jacobson, Samuel C. Johnson, J. Richard Munro and Charles S. Sanford, Jr.

  The report of the Committee on Executive Compensation is set forth beginning on page 17.

  The PUBLIC ISSUES COMMITTEE, established in 1973, met four times during 1996. The Committee reviews and makes recommendations regarding: (1) Mobil's domestic and international policies, programs, position and strategies involving political, social and environmental trends and issues;
(2) shareholder proposals; (3) support of business, charitable and educational organizations; and (4) the Corporation's employment and workplace policies and practices, including those relating to equal employment opportunity, non-discrimination and diversity in the workplace. Additionally, in February, 1997, the Committee's responsibilities were increased by the addition of the responsibility to review and make recommendations regarding the Corporation's environmental, health and safety policies, programs, practices and performance.

  The Public Issues Committee is composed entirely of non-employee directors. Members of the Committee are: Samuel C. Johnson (Chairman), Lewis M. Branscomb, J. Richard Munro, Aulana L. Peters, Robert G. Schwartz and Iain D.
T. Vallance.

ITEM 2--APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires, in accordance with its established policy, to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP, Fairfax Square-Tower II, 8075 Leesburg Pike, Vienna, Virginia 22182-2709, as independent auditors of Mobil and its subsidiaries for the year 1997.

  Ernst & Young has been serving Mobil and its subsidiaries for many years. It has no direct financial interest or any material indirect financial interest in Mobil or any of its subsidiaries and while serving as independent auditor has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer or employee. During 1996, Ernst & Young rendered audit services amounting to $12.6 million.

  The Audit Committee recommended and the Board approved the appointment of Ernst & Young as independent auditors. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of Ernst & Young in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing, and the status of litigation involving the firm. The Audit Committee has expressed its satisfaction with Ernst & Young in these respects.

  Representatives of Ernst & Young will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from stockholders attending the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE MEETING:

  "RESOLVED, that the appointment, by the Board of Directors of the Corporation, of Ernst & Young LLP as independent auditors of the Corporation and its subsidiary companies, for the year 1997, be and hereby is approved and ratified."

  In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1997 will be permitted to stand unless the Board finds other good reasons for making a change.

ITEM 3--PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND TO CHANGE THE PAR VALUE THEREOF

  At a meeting held on January 31, 1997, the Board of Directors voted to recommend to the stockholders that the number of authorized shares of the common stock of the Corporation be increased from 600,000,000 shares of $2.00 par value per share to 1,200,000,000 shares of $1.00 par value per share. The change will not affect the number of shares or the par value per share of Mobil's preferred stock, which will continue to be comprised of 30,000,000 shares having a par value of $1.00 per share.

  At the same meeting the Board announced its intention, if this proposal is approved, to split the outstanding shares of common stock two-for-one (that is, one new share will be issued for each existing share outstanding on May 20, 1997, the proposed record date for the split).

  The Board of Directors believes that the proposed split of the common stock is in the best interests of Mobil and its stockholders. The increase in the number of authorized shares of Mobil common stock, if approved by the

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

stockholders, will indicate the stockholders' approval of the two-for-one split and the split should tend to broaden the market for Mobil's common stock and thus be of advantage to Mobil and its stockholders.

  No change in stockholders' equity will result from the proposed stock split. The aggregate amount of capital represented by the outstanding shares of common stock will not change since the number of outstanding shares of common stock will be doubled while the par value per share will be halved from $2.00 to $1.00.

  Shares issued pursuant to the stock split will have the same rights as the shares of common stock currently outstanding. Although the number of authorized but unissued shares of common stock after the proposed stock split will be twice the number of authorized but unissued shares before the split, the relative potential for dilution will not change as the number of outstanding shares will also be doubled. Mobil's management has no present plans or understandings for the issuance of the additional authorized shares contemplated by this proposal.

  Upon the effectiveness of the stock split, appropriate adjustments would be made to stock options, restricted stock, contingent stock allotments, deferred share equivalents and other stock-based instruments awarded or acquired and to be awarded or acquired under certain of the Company's compensation and benefit programs, as well as to the number of shares of common stock purchasable under the Company's Stock Purchase and Dividend Reinvestment Plan. Such adjustments would also be made in respect of the outstanding shares of the Series B ESOP Convertible Preferred Stock and the Preferred Share Purchase Rights attached to the shares of common stock currently outstanding and to be attached to the shares of common stock issued pursuant to the stock split. These Rights are not currently exercisable.

  The shares of common stock to be issued in connection with the split are to be listed on the New York Stock Exchange. It is anticipated that the certificates for the new shares of common stock will be mailed to stockholders about June 24, 1997. EACH CERTIFICATE OUTSTANDING IMMEDIATELY PRIOR TO THE SPLIT WILL CONTINUE TO REPRESENT THE NUMBER OF SHARES SHOWN ON THE CERTIFICATE AND SHOULD BE RETAINED BY THE STOCKHOLDER.

  Mobil has been advised by Samuel H. Gillespie III, Esq., Vice President and General Counsel of Mobil, that the stock split will not result in taxable income under the present provisions of the Internal Revenue Code. The new shares will each have a basis for computing gain or loss equal to one-half of the cost or other basis of the old shares and the holding period of the new shares will be the same as the holding period for the old shares.

  Charges for brokerage commissions and any stock transfer taxes after the two-for-one split will probably be higher than in the case of the present common stock, assuming transactions of equivalent dollar amounts.

  The affirmative vote of a majority of the votes entitled to be cast by Mobil's outstanding voting securities will be necessary for the adoption of
Item 3.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION, WHICH WILL BE PRESENTED AT THE MEETING:

    "RESOLVED, that the Chairman of the Board and President or any Vice President and the Secretary or any Assistant Secretary of the Company be and they hereby are authorized to execute and file a Certificate of Amendment pursuant to the provisions of The General Corporation Law of the State of Delaware for the purpose of increasing the authorized common stock of the Company from 600,000,000 shares of $2.00 par value to 1,200,000,000 share of $1.00 par value; and to do all acts and things necessary to comply with the laws applicable to such increase in common stock and change in par value."

STOCKHOLDER PROPOSALS--GENERAL

  In addition to the matters to be presented by Mobil as set forth in the Notice of Annual Meeting, stockholders are asked to consider four proposals submitted by stockholders. Mobil knows of no other matters which properly may be presented at the meeting. Proposals and suggestions received from stockholders are given careful consideration. The Corporation has adopted a number of such proposals and suggestions when they were in the best interests of the Corporation and its stockholders.

  Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 1998 Annual Meeting if they are received by Mobil before the close of business on November 18, 1997. Any proposal should be directed to the attention of the Secretary, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001.

ITEM 4--LIMIT AUTHORITY TO ISSUE PREFERRED STOCK

  Management has been advised that the College Retirement Equities Fund, 730 Third Avenue, New York, New York 10017, the holder of 4,234,999 shares of Mobil common stock, intends to submit the following proposal at the meeting:

  WHEREAS, the Company's Board of Directors has authority under the Company's charter to issue one or more classes of so-called "blank check" preferred stock, having such voting and other rights as the Board, in its sole discretion, may determine:

  WHEREAS, the Board may be able to deter unsolicited acquisition offers by placing blank check preferred in friendly hands without seeking shareholder approval;

  WHEREAS, Delaware's anti-takeover statute enhances the Board's ability to deter unsolicited takeover bids by placing a block of blank check preferred in friendly hands;

  WHEREAS, such use of blank check preferred by the Board could deprive shareholders of the opportunity to consider valuable offers for their stock;

  RESOLVED that the shareholders request that the Board:

   Adopt a policy of seeking shareholder approval prior to placing preferred stock with any person or group except for the purpose of raising capital in the ordinary course of business or making acquisitions and without a view to effecting a change in voting power.

  I. The Board can limit shifts in control of the Company by placing a block of preferred stock in friendly hands without shareholder approval.

  Blank check preferred can be issued by the Board for capital raising, acquisitions or as an anti-takeover device, without shareholder approval. The Board can use blank check preferred as an anti-takeover device to deter unsolicited tender offers favorable to shareholders. For example, the Board could issue blank check preferred to dilute the stock ownership of, or create voting impediments for, an unsolicited acquiror. Since such uses of blank check preferred could potentially diminish the value of the shareholders' investment and decrease the market price of the Company's shares, shareholder approval should be obtained before the Board uses blank check preferred as an anti-takeover device.

  II. Delaware's anti-takeover statute enhances the Board's ability to deter takeovers by undertaking blocking transactions.

  Delaware's anti-takeover statute enhances the Board's ability to deter a takeover by placing blank check preferred in friendly hands. The statute provides generally that unless an unsolicited acquiror obtains 85 percent of the Company's voting stock in the transaction by which it obtains 15 percent, it is barred for three years from consummating a business combination with the Company. The Board can thus effectively deter unsolicited bids by placing a significant block of blank check preferred in friendly hands, making it much harder (if not impossible) for an unsolicited bidder to attain the 85 percent ownership it needs to be exempted from the Delaware statute.

  III. Blank check preferred should not be used by the Board to disadvantage shareholders without their consent.

  The Board's discretionary authority to issue blank check preferred should only be exercised for corporate purposes demonstrably in the best interests of shareholders. Good corporate governance requires that holders of a majority of voting stock approve the use of blank check preferred as a deterrent to unsolicited tender offers--a use that is not necessarily in the best interests of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  This proposal was presented at each of the last three annual meetings, and each year, a very large majority of the votes cast were voted against it. Your Board continues to believe, for the same reasons previously articulated, that its adoption would be unwise and adverse to the stockholders' interests.

  First, and most importantly, the proposal would deprive the Board of one of the means it now has to protect the stockholders' interests by deterring or repulsing coercive, two-tier and bargain-price offers for the Company. The capacity to issue preferred stock, together with other protective measures now available, does not prevent tender offers, but serves to enhance the Board's bargaining position on behalf of the stockholders if and when they might be made. Your Board feels strongly that the elimination of any of those protective measures would adversely affect that bargaining position, and thus the interests of the stockholders. Any future issuance of preferred stock would, of course, have to comply with the Board's fiduciary duty to act in the best interests of the Corporation and its stockholders, subject to the heightened level of scrutiny applied by the Delaware courts in takeover situations. The proponent does not suggest that the Board has in the past abused its authority to issue preferred stock and cites no reason as to why it would not fully perform its fiduciary obligations in the future. In fact, the Board has in the past always fulfilled these obligations in full measure, and it would do so similarly in the future.

  Second, the proposal could curtail the Corporation's ability to issue preferred stock for financings, acquisitions and additional equity capital. While it purports to permit the Board to issue preferred stock for these purposes, it effectively negates this permission by requiring stockholder approval if the issue effects a change in voting power. Since it is literally impossible to issue any preferred stock which does not effect some change in voting power from what it was immediately before, this requirement would be an undesirable limitation on the Board's discretion in negotiating the issuance of shares with underwriters in connection with capital raising or with purchasers in a merger-acquisition situation, where voting rights, like the dividend rate and other basic terms, are a matter of negotiation. Your Board believes strongly that the imposition of any limitation on the Corporation's ability to issue preferred stock for these purposes would not be in the best interests of the Corporation and its stockholders.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

ITEM 5--CUMULATIVE VOTING

  Management has been advised that Dr. Thomas R. Sifferman, 3051 Camino De Las Piedras, El Cajon, California 92019, the beneficial owner of 136 shares of Mobil common stock and 135 units of interest in shares of Series B ESOP Convertible Preferred Stock (equivalent to 1.35 such shares), and John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, the owners of 100 and 304 shares of Mobil common stock, respectively, intend to submit the following proposal at the meeting:

  IMPROVED ELECTION PROCEDURE INVOLVING CUMULATIVE VOTING FOR THE BOARD OF DIRECTORS

  WHEREAS,

   Mobil has nomination procedures that make it difficult for stockholders to have their nominees elected to the Board of Directors and

   Directors are presently elected for a three year term with one vote available for each nominee for each share voted.

  BE IT RESOLVED THAT THE STOCKHOLDERS REQUEST MOBIL TO IMPLEMENT THE PROPOSAL BELOW:

    Change the election procedure for the Board of Directors TO ALLOW CUMULATIVE VOTING (total votes are equal to the number of shares times the number of directors to be elected). This proposal would only be effective for nominees for Director at meetings subsequent to the 1997 Annual Meeting and would, therefore, not affect the unexpired terms of the existing Directors.

  If you agree with this proposal, please mark your proxy FOR. Otherwise, as noted in last year's meeting notice, abstentions have "the same effect as "no' votes."

                             SUPPORTING STATEMENT

  This proposal would allow stockholders to have more influence on the election of THEIR (not management's) Board and, consequently, the future of THEIR company.

  Cumulative voting allows stockholders to select the nominee(s) they want to vote for and to cast all their votes for a single (or several) candidate(s). Therefore, nominee(s) that are receptive to stockholders' rights (such as better nomination procedures and annual terms for Directors) could be more easily elected. CALIFORNIA LAW requires state pension and college funds to be voted in FAVOR of cumulative voting proposals. Many successful corporations, such as PENNZOIL (ANOTHER OIL COMPANY), LOCKHEED-MARTIN, AND INGERSOLL-RAND allow cumulative voting. ALLEGHENY POWER SYSTEMS TRIED to take away cumulative voting, but their stockholders did not allow this change which would have reduced stockholder rights.

  Current procedures allow nominations to the Committee on Directors and Board Affairs (hereafter called "Affairs") by holders of not less than 200 shares.* However, the Affairs Committee rarely, if ever, approves any stockholder candidates and effectively becomes a "GATEKEEPER" for the Board. This pre-empts stockholder rights. Nomination at the Annual Meeting itself is a SHAM since only "TOKEN" votes will be counted, because most ballots are cast by proxy BEFORE THE MEETING.

  In the last two years, two directors have been appointed that were NOT initially approved by Mobil stockholders. Presently, an 80% affirmative vote is needed to remove an incumbent Director. Cummulative [sic] voting, however, would allow stockholders to remove these directors if the stockholders wanted to.

  Last year this proposal was presented for the first time in recent years and received 24% affirmative (FOR) votes. Unfortunately, a high percentage of ballots were abstentions (counted as no votes).

  "Corporate Democracy, Inc." supports cumulative voting. WE strongly encourage you to mark FOR on your ballot. Thanks.

  *More shares are required TO NOMINATE a Director than TO BE a Director. Interestingly, one Director only beneficially owned 100 SHARES at the 1996 Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  Proposals calling for cumulative voting in the election of directors have been submitted eight times in the past, most recently last year, and each was defeated by an overwhelming majority of the votes cast on the proposal. The Board of Directors believes that in a large publicly-held company such as Mobil, each director should feel a responsibility to represent the stockholders as a whole and not any special group of stockholders. Directors elected through cumulative voting tend to be representatives of separate groups of stockholders, each looking after special interests, and not working together for the maximum benefit of all stockholders. The Board of Directors therefore recommends a vote against the proposal.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

ITEM 6--DISCONTINUE GRANTS OF STOCK OPTIONS TO DIRECTORS AND OFFICERS

  Management has been advised that Robert D. Morse, 212 Highland Ave., Moorestown, N.J. 08057-2717, the holder of 1,000 shares of Mobil common stock, intends to submit the following proposal at the meeting:

  PROPOSAL:

  I propose that the Officers and Directors consider the discontinuance of all options, rights, SAR's, etc. after termination of any existing programs. This does not include any programs for employees.

  REASONS:

  These increased benefits have failed to produce the claim that it adds to shareholder value and retains qualified personnel, simply because another firm can offer higher benefits. These programs reduce your equity at every redemption, increase administration costs of record keeping, and proxy space; as much as 29 pages were used by one company on these programs of self-benefits. Officers and directors are compensated enough to buy on the open market, just as you and I, if they are so inclined. Please vote YES and vote NO on nominees until they stop this practice. There were 19 million votes cast FOR in 1996, representing a good many shareholders.

  If officers filled out a daily work-sheet, what would the output show? Thank you!

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  Mobil has not in the past granted stock options to its non-employee directors. Accordingly, this proposal asks Mobil to consider the termination of its practice of granting stock options to those employees who are directors and/or officers (at present, there are 11 such employees). There would be no change, however, in Mobil's practice of granting options to other key employees who are not directors or officers (at present, over 1,200 such employees are eligible for such grants).

  Your Board sees no valid reason, and the proponent does not offer one, for the adoption of a policy under which options would no longer be granted to 11 key employees who serve as directors and/or officers but could continue to be granted to more than 1,200 other key employees who are not directors or officers. More importantly, however, your Board believes strongly that terminating the practice of granting stock options to any group of key employees would not be in the interests of the stockholders.

  Mobil grants stock options to key employees, including those who are directors and/or officers, to emphasize the importance of increasing stockholder value over the long term, and to encourage and facilitate the employees' personal ownership of Mobil common stock. Under Mobil's stock option program, each option's exercise price is the market price of the Corporation's common stock on the date of grant. Thus, for the option to be of value to the employee, the market price of the common stock must increase. This serves to link directly the financial interests of key employees with those of the stockholders, which helps to focus employee attention on thestrategies and actions needed to create and enhance value for stockholders over the long term. Eliminating this program for any group of key employees, including those who are directors and/or officers, would, in the Board's view, weaken this link in respect of such employees and therefore not be in the stockholders' interests.

  Mobil's stock option program also helps facilitate key employees' personal ownership of Mobil common stock, which again serves to align their interests with those of the stockholders. In this connection, the Company has developed stock ownership guidelines to encourage all employees who participate in the program to utilize the program for purposes of investing in and holding Mobil stock. Eliminating this program for any group of key employees, including those who are directors and/or officers, would make it substantially more difficult for these employees to achieve significant stock ownership, a consequence which, the Board believes, would not be in the stockholders' interests.

  Terminating the practice of granting stock options to employees who are directors and/or officers could also adversely affect the Company's ability to attract, retain and motivate the highly-qualified individuals needed to serve in these positions. It would, in addition, remove a crucial element of flexibility in setting their compensation and would place the Company at a competitive disadvantage. Your Board believes that these consequences, too, would not be in the stockholders' interests.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

ITEM 7--PROHIBIT EXECUTIVES FROM EXERCISING STOCK OPTIONS FOR SIX MONTHS AFTER ANNOUNCEMENTS OF WORKFORCE REDUCTIONS

  Management has been advised that the Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, the holder of 11,400 shares of Mobil common stock, intends to submit the following proposal at the meeting:

  RESOLVED: That Mobil Corporation stockholders urge the Board of Directors take the necessary steps to adopt a policy that no executives may cash in on stock options within six months of the announcement of a significant workforce (more than 1% of total workforce) reduction. This policy shall be created in such a manner that it applies only to future contracts and does not affect any current contractual obligations.

  SUPPORTING STATEMENT: Stock options were created to reward good performance. This proposal would help to ensure that options reward real improvements in performance, rather than short-term stock boosts which are sometimes associated with the announcements of major layoffs.

  In April, 1995, Mobil Oil announced quarterly profits 19% above the previous year's level. In early May, Mobil announced it would lay off 4,700 workers or about 9.2% of its workforce. On that day the market responded enthusiastically by boosting the stock price $3.875. In that single day the value of options held by CEO Lucio Noto increased by $995,166, nearly one million dollars.

  While Wall Street may give a temporary boost to stock prices at layoff announcements, there is growing concern that downsizings do not translate into long-term benefits for shareholders. Author Timothy Carpenter likens such layoffs to "converting your favorite horse to the commodity status of refined glue. Yes, it can be more efficient and profitable, but who or what will replace the horse?"

  A recent 7-year study of 25 large corporations noted that a 10% reduction in employment caused an average of only a 1.5% reduction in operating costs. After three years, the average downsized company's stock was up only 4.7%, compared with a typical increase of 34.4% for similar companies in the same field that didn't reduce staff to the same extent.

  As investors with a long-term horizon interested in building our investments into the next century, we believe long-term growth at Mobil is served by linking options to long-term company growth, rather than stock market blips that have more to do with the zeitgeist on Wall Street than with the real value of the company.

  Mobil has demonstrated verbally its commitment to steps that promote the long-range health of the company. Last year, Mobil representatives engaged in productive discussions with several institutional shareholders about how their relations with the military government of Nigeria might bear on the stability of our company's oil production there given the potential for civil war and retaliation against the government. Mobil responded with a special shareholder report.

  Similarly, we think this resolution will help Mobil executives sharpen their focus on long- term as opposed to short-term solutions.

  For the above reasons we urge you to vote FOR this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  At Mobil, significant reductions in force are the result of restructurings of the way Mobil conducts its business. Mobil does not like to undertake these restructurings, nor does it do so lightly--each is preceded by extensive studies. They are not undertaken simply to "hype" the stock price in the short term. The fact is that Mobil's competitors are engaged in similar efforts, and thus the fundamental purpose of the restructurings is to position Mobil to compete more effectively, for the long term benefit of the shareholders and continuing employees. As stated by Mobil's Chairman, Mr. Noto, when he announced the restructuring which resulted in the workforce reduction cited by the proponent: "Failure to change means failure to compete in the long term."

  Your Board believes that effective mechanisms already exist to ensure that Mobil executives focus on the long term. This focus is provided, in particular, by Mobil's executive compensation program, of which stock option grants are a key component, which provides executives with incentives and rewards linked to growth in long-term shareholder value. Stock options are granted also to encourage and facilitate executives' personal ownership of Mobil stock, and Mobil has established stock ownership guidelines which provide a strong incentive for executives to utilize their options to become significant shareholders.

  Moreover, the terms of Mobil's stock options serve to motivate Mobil executives to act with a long-term view. Options now granted are not exercisable for a period of three years from the date of grant. Since options are granted each year, this rolling three-year exercise bar provides executives with a very strong, continuing motivation to focus on the long term, because at all times, executives have a substantial number of unexercisable options, which will only have value if the stock price appreciates over the long term.

  The long-term returns that Mobil has provided to its shareholders demonstrate unquestionably that decisions by Mobil executives on critically important business issues are made with a long-term view. Among the most significant of these decisions, of course, are decisions to restructure, and in this connection, Mobil has been actively engaged in restructuring different aspects of its business since the beginning of this decade. Over the past five years of this period, the cumulative total return to Mobil's shareholders has been better than the returns provided both by Mobil's peers and by the S&P 500 Index, as shown in the Performance Graph on page 21.

  The ostensible purpose of this proposal is to help Mobil executives focus on the long term rather than the short term. As noted earlier, your Board believes that Mobil's executive compensation program already does this. However, the policy proposed by the proponent is intended to disadvantage executives when decisions are made to restructure the way in which the Company conducts its business, and thereby discourage them from making those decisions. But since such decisions are, as described above, made to benefit the shareholders over the long term, and indeed have produced outstanding results over that term, the policy actually seeks to discourage executives' actions which benefit the shareholders' long-term interests.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

                                ---------------

                            EXECUTIVE COMPENSATION
           MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE REPORT

  The Management Compensation and Organization Committee of Mobil's Board of Directors consists of six directors who are neither employees nor officers of the Company. The Committee regularly reviews the Corporation's executive compensation policies and programs and determines the compensation of the senior executive officers. The Committee's decisions on compensation of the Chairman and Chief Executive Officer and other employee directors are reviewed with and approved by all of the non-employee directors, who constitute a majority of the Board.

  The executive compensation program includes four elements which, in the Committee's view, constitute a flexible and balanced method of establishing total compensation for senior management. The four compensation elements, further discussed below, are: base salary, short-term incentive, long-term incentive, and stock options.

  The Committee's overall philosophy regarding the compensation of Mobil's executive officers is that such officers should receive total compensation that is equal to the average for comparable positions paid by the seven petroleum comparator or peer companies referred to under "Base Salaries" below when the Corporation's performance is average compared to those companies; total compensation that is below the average for comparable positions when the Corporation's comparative performance is below average; and total compensation that is above average for comparable positions when the Corporation's comparative performance is above average.

BASE SALARIES

  The Committee annually reviews salary ranges for senior positions and approves adjustments necessary to align these ranges with the competitive rates of pay reported by seven major petroleum companies for similar positions. These companies constitute Mobil's petroleum comparator group, as named in the Performance Graph on page 21, except that the salary data for the U.S. subsidiaries of British Petroleum Company p.l.c. and Royal Dutch Petroleum Company/"Shell" Transport and Trading Company p.l.c. are used because parent company data are not available. These seven companies have been chosen as comparators because they are the major companies in direct competition with Mobil in most of its areas of business.

  The Committee annually adopts guidelines for executive salary increases which are consistent with guidelines for all U.S. salaried employees. These guidelines are generally based on the average salary increase budget within the comparator group. Actual salaries within the established salary range are determined based on the individual executive's performance and experience level.

  The Committee's guidelines apply to annual periods beginning on July 1. The guidelines adopted by the Committee for the years beginning July 1, 1995 and July 1, 1996 provided for lump sum payments to all U.S. salaried employees in each of such years in lieu of increases to their base salaries. These guidelines were adopted to permit the salary ranges and salaries of U.S. salaried employees who are not eligible to receive short-term incentive awards under the short-term incentive program described below to become aligned with those of the groups of companies with which they are compared (which are broader than the petroleum comparator group) and to facilitate implementation of a variable pay program for such employees. The practice of paying lump sums in lieu of increases in base salaries was extended, however, to employees who are eligible for short-term incentive awards, consistent with the principle that the same guidelines should apply to all U.S. salaried employees. Accordingly, Mr. Noto received a lump sum payment of $50,000 last year, in lieu of an increase to his base salary. This payment is included under the heading "Other Compensation" in the Summary Compensation Table on page 22.

  Mr. Noto's base salary continues to be substantially below both the average and median base salary paid for a comparable position by the companies in the petroleum comparator group.

SHORT-TERM INCENTIVE PROGRAM

  The goal of the short-term incentive program is to place a portion of executives' annual cash compensation at risk to encourage and reward sustained high performance each year.

  Under guidelines adopted by the Committee for administering the 1995 Mobil Incentive Compensation and Stock Ownership Plan (the "1995 Plan"), under which short-term incentive awards for 1996 were made, a short-term incentive award target has been set for each eligible employee. This target is the difference between the estimated total cash compensation (base salary plus short-term incentive award) for comparable positions at the petroleum comparator companies and the midpoint of the salary range for the employee's salary grade. This target is then multiplied by a performance factor which, in the case of the Chairman and Chief Executive Officer and the other four executive officers identified in the Summary Compensation Table on page 22 (the "named executive officers"), can range from 0 to 1.5 depending equally on the Corporation's ranking in Return on Capital Employed and its Earnings per Share growth during the preceding year, in each case relative to that of the peer companies during the same year.

  1996 was an excellent year for the industry in general, and Mobil achieved record operating earnings. Based on the Corporation's performance during 1996, however, Mobil's ranking among its peers was fourth in Return on Capital Employed and seventh in Earnings per Share growth, indicating a somewhat below average performance factor of .80. In addition, Mr. Noto was of the view, with which the Committee concurred, that the operating performance in some segments of the Company's business was sub-optimal. Accordingly, the Committee approved an award of $650,000 for Mr. Noto, which was 11% less than the amount determined by multiplying Mr. Noto's incentive award target by the 1996 performance factor. The Committee notes that this award does not exceed the maximum award payable to Mr. Noto under the terms of the 1995 Plan as approved by shareholders.

LONG-TERM INCENTIVE PROGRAM

  The long-term incentive program links executive rewards to growth in long-term shareholder value. The program focuses executives' attention on the Corporation's performance over a period longer than one year. In the opinion of the Committee, this program is a key tool in building value for Mobil shareholders, because it rewards the strategic decisions on capital investments which are necessary for success in the petroleum industry. It is structured in four-year performance cycles during which achievement of longer term financial, strategic, and operational objectives is measured. Contingent stock equivalents (also know as performance shares) are allotted annually at the beginning of each four-year performance period. The number of performance shares allotted to each executive is calculated by multiplying base salary by a percentage which varies with the position level, and then converting these amounts into performance shares at the average market price over the 30 trading days immediately preceding the date of allotment. In accordance with the 1991 Mobil Incentive Compensation and Stock

Option Plan, under which the contingent allotments for the 1993-1996 period were made, amounts equal to dividends paid on Mobil common stock are paid during the four-year cycle for the performance shares allotted. At the end of the four-year performance period, the Committee determines what percent of the performance share allotments should be converted into actual awards. The policy for determining actual awards is based on Mobil's performance relative to its petroleum comparator group using five criteria: earnings per share growth, return on capital employed, total shareholder return, other defined operating and financial factors relative to competition, and the degree to which Mobil's internal corporate objectives are achieved. In assessing performance for the cycle, the Committee assigns equal weight, or 20%, to each of the five criteria. If the Committee approves any actual awards based on Mobil's relative performance, its policy is to approve awards within a range of 40% to 120% of the performance shares allotted. The design of the Plan provides a normal award of 100% when Mobil achieves average performance within its peer group, with higher or lower percentage payments for higher or lower than average performance.

  Mobil's performance for the 1993-1996 period was compared in detail with the performance of the seven companies in its petroleum comparator group, using the criteria defined above. Relative to the comparator group Mobil's annual total return to shareholders ranked third at 22.6% over the four year cycle. Mobil's relative ranking in earnings per share growth decreased over the previous cycle to fourth and return on capital employed remained about the same as in the last cycle, in the middle of the comparator group. Mobil successfully achieved, or made significant progress towards achieving, all of its stated internal objectives, and was especially successful in its cost reduction initiatives. Taking all of these factors into account, the Committee judged Mobil's overall performance to be at the average of its peers during the performance cycle, and approved actual awards for the 1993-1996 period at 100% of the performance shares allotted.

  These contingent allotments were made in January 1993 when the market value of Mobil common stock was $62.54 per share. Actual awards at the end of the cycle thus include appreciation in the market value of Mobil common stock of $67.20 per share between January 1993 and January 1996. As a result, Mr. Noto received an actual award of $1,089,086. This was based on an allotment of 8,394 shares which, based on the market value of Mobil common stock at the time of the allotment of $62.54 per share, had a nominal "value" at the time of grant equal to his then-annual salary as President of the Company.

STOCK OPTIONS

  Stock options are granted to emphasize the importance of increasing shareholder value over the long term, and to encourage and facilitate the executives' personal ownership of Mobil stock. The Committee's policy is to grant options annually, at fair market value, to sustain executives' long-term perspective. The Committee has established stock ownership guidelines which provide a strong incentive for executives to strive for long-term results and to become significant Mobil shareholders. These guidelines call for executives to own Mobil stock equal in value to a specified multiple of their respective annual salaries, with the multiple increasing with increases in executives' salary grades. A five year period for compliance with these guidelines is provided for executives moving to positions requiring higher levels of stock ownership.

  Stock Option grant size is related to the level of responsibility and individual performance of executives and is intended, in conjunction with the Long-Term Incentive Program, to provide executives with the opportunity for total average long-term incentive compensation equivalent to that afforded for comparable positions by the petroleum comparator companies over time. Because a number of Mobil's competitors have just one form of long-term compensation, generally stock options, the grant size is not targeted to the number of options granted by other companies.

  In 1996, the Committee awarded Mr. Noto 70,000 stock options. This is the same number granted in 1995 and the Committee believes it is competitively justified as described above.

SUMMARY

  The Committee believes that the compensation program described above effectively links executive and shareholder interests and provides incentives that are consistent with the long-term strategies required for success in the petroleum industry. Generally, a majority share of senior executives' total compensation is structured in the form of incentives which reward the executive depending on corporate and individual performance. Within the program's mix of performance-based incentives, an executive has an opportunity to earn above average total compensation for above average corporate and individual performance.

  Each year, the Committee reviews the compensation program, giving particular attention to the program's linkage to increasing shareholder value while maintaining competitive total compensation within the petroleum comparator group. Since the competitive market for executive talent extends beyond the petroleum industry, cross checks are also made each year against a broader comparator group. As in the prior year, in 1996 an independent consultant reviewed for the Committee the total compensation of the Chairman and Chief Executive Officer and other senior executives. This review was based on a survey of comparable positions at eighteen other major corporations of similar size, complexity and quality from both the oil and other industries.

  In 1996, Mobil's total compensation for its senior executives was somewhat below the average of the comparator group, at the 44th percentile, while the Company's total return to shareholders was above the average of the group, at the 83rd percentile.

EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the Company's Federal income tax deduction for certain executive compensation in excess of $1 million paid to named executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m)(4)(C) of the Code and regulations promulgated thereunder.

  All awards made to the named executive officers under the 1995 Plan are intended to qualify as performance-based compensation and should therefore be fully deductible for Federal income tax purposes. Awards made under prior Plans are deductible for Federal income tax purposes to the extent permitted by transitional rules provided by Internal Revenue Service regulations.

  The Committee recognizes the possibility that at times, the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph, may exceed $1 million and therefore may not be fully deductible for Federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified so as to preserve any deduction otherwise available.

  Management Compensation and Organization Committee

   Robert G. Schwartz, Chairman   Samuel C. Johnson
   Donald V. Fites                J. Richard Munro
   Allen F. Jacobson              Charles S. Sanford, Jr.

PERFORMANCE GRAPH
-----------------

The following graph compares the yearly percentage change in the cumulative total shareholder return, including reinvested dividends, on Mobil common stock, with two other indexes:



                       COMPARISON OF 5 YEAR TOTAL RETURN(1)
         MOBILE, S&P 500 INDEX AND SEVEN MAJOR PETROLEUM COMPANIES(2)



Measurement Period                             S&P          PETROLEUM
(Fiscal Year Covered)        MOBIL             500 INDEX    COMPANIES
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1991    $100              $100         $100
FYE 12/31/1992               $ 98              $108         $100
FYE 12/31/1993               $128              $118         $120
FYE 12/31/1994               $142              $120         $129
FYE 12/31/1995               $196              $165         $169
FYE 12/31/1996               $221              $203         $216

Assumes $100 invested on December 31, 1991 in Mobil common stock, S&P 500 Index, and a composite index, weighted by market capitalization each year, of the following seven major petroleum companies: Exxon Corporation, Chevron Corporation, Amoco Corporation, Royal Dutch Petroleum Company/"Shell" Transport and Trading Company p.l.c., Atlantic Richfield Company, British Petroleum Company p.l.c., and Texaco, Inc.

--------------
(1)  Total return assumes reinvestment of dividends.
(2)  Fiscal year ending December 31.

  The following table presents information for the past three years for the Chief Executive Officer and the other four most highly compensated executive officers of Mobil.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                              ---------------------
                                      ANNUAL COMPENSATION       AWARDS    PAYOUTS
                                  --------------------------- ---------- ----------
                                                      OTHER   SECURITIES
                                                      ANNUAL  UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION                          COMPEN-   OPTIONS/     LTIP     COMPEN-
  AS OF DECEMBER 31, 1996    YEAR  SALARY   BONUS   SATION(1)  SARS(2)    PAYOUTS   SATION(3)
---------------------------  ---- -------- -------- --------- ---------- ---------- ---------
Lucio A. Noto...........     1996 $850,000 $650,000 $ 72,883    70,000   $1,089,086 $113,000
  chairman of the board      1995  833,333  675,000   93,028    70,000      870,733   74,383
  and chief executive        1994  770,833  525,000  112,533    70,000      609,713   53,958
  officer, Mobil
  Corporation
Paul J. Hoenmans........     1996  745,000  350,000   77,110    35,000    1,369,077   82,110
  director and executive     1995  745,000  400,000  103,972    35,000    1,109,089   94,950
  vice president, Mobil      1994  725,000  380,000  130,234    35,000      789,011   50,750
  Corporation
Eugene A. Renna.........     1996  670,000  350,000   64,468    35,000    1,140,984   76,860
  director and executive     1995  660,000  400,000   89,316    35,000    1,008,212   54,760
  vice president, Mobil      1994  636,667  380,000  113,512    35,000      717,274   44,567
  Corporation
Robert O. Swanson.......     1996  600,000  350,000   54,325    35,000      954,280   71,960
  director and executive     1995  600,000  400,000   73,453    35,000      788,269   71,960
  vice president, Mobil      1994  547,500  335,000   91,848    35,000      553,602   38,325
  Corporation
Thomas C. DeLoach, Jr...     1996  470,000  225,000   32,530    27,500      598,906   49,400
  senior vice president      1995  470,000  260,000   44,254    27,500      481,174   49,400
  and chief financial        1994  421,250  250,000   53,550    25,000      290,397   29,488
  officer, Mobil
  Corporation

-------
(1) Dividend equivalent payments in respect of allotments of contingent share equivalents under the long-term incentive program.
(2) Number of shares covered by grants may be exercised as stock options only.
(3) Company allocations to Mobil's Supplemental Employees Savings Plan and in 1996 and 1995, respectively, transitional lump sum payments of $50,000 and $15,000 to Mr. Noto, $28,000 and $40,000 to Mr. Hoenmans, $28,000 and
    $8,000 to Mr. Renna, $28,000 and $28,000 to Mr. Swanson, and $20,000 and
    $20,000 to Mr. DeLoach as a result of a change in the salary administration policy for all U.S. salaried employees.

  THE FOLLOWING TWO TABLES PRESENT FURTHER DETAILS ON STOCK OPTIONS.

                           OPTION/SAR GRANTS IN 1996

                                      INDIVIDUAL GRANTS
                          ----------------------------------------- POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF  % OF TOTAL                        ASSUMED ANNUAL RATES OF
                          SECURITIES  OPTIONS                          STOCK PRICE APPRECIATION
                          UNDERLYING GRANTED TO EXERCISE                  FOR OPTION TERM(2)                GRANT DATE
                           OPTIONS   EMPLOYEES  OR BASE  EXPIRATION ------------------------------------     PRESENT
      NAME                GRANTED(1)  IN 1996    PRICE      DATE      0%           5%            10%         VALUE(3)
      ----                ---------- ---------- -------- ---------- -------    ----------    -----------    ----------
                                                                    $115.00(4) $   187.32(4) $    298.28(4)
Lucio A. Noto...........    70,000      3.1%    $115.00  2/21/2006  $     0     5,062,400     12,829,600    $1,397,900
Paul J. Hoenmans........    35,000      1.6%    $115.00  2/21/2006  $     0     2,531,200      6,414,800    $  698,950
Eugene A. Renna.........    35,000      1.6%    $115.00  2/21/2006  $     0     2,531,200      6,414,800    $  698,950
Robert O. Swanson.......    35,000      1.6%    $115.00  2/21/2006  $     0     2,531,200      6,414,800    $  698,950
Thomas C. DeLoach, Jr. .    27,500      1.2%    $115.00  2/21/2006  $     0     1,988,800      5,040,200    $  549,175

-------
(1) Number of shares covered by grants which may be exercised as stock options. Options may be granted to employees as Incentive Stock Options as defined in the Internal Revenue Code ("qualified options") or options which are not so qualified ("non-qualified options"). All options are granted at an option price equal to the fair market value of a share of Mobil common stock on the date of grant (but not less than the par value) for up to ten years after grant as determined by the Management Compensation and Organization Committee. All options are 100% exercisable after three years. Options are not transferable by the employee. If the employee dies before exercising an option, it may be exercised on behalf of his or her estate or distributed to an heir or legatee.
(2) The figures shown are potential future undiscounted values and are unrelated to the Grant Date Present Values shown in the next column.
(3) Value based on modified Black-Scholes option pricing model which includes assumptions for variables such as interest rates, stock price volatility and future dividend yield. The Company's use of this model should not be construed as an endorsement of its accuracy. Whether the model assumptions used will prove to be accurate cannot be known at the date of grant. The Black-Scholes model produces a value based on freely tradeable securities. Mobil employee stock options are not transferable so the "present value" shown cannot be realized by the holder. Recognizing the limitations of the model as described, the following assumptions were used to estimate the Grant Date Present Value: dividend yield of 3.22%, five-year zero-coupon risk-free interest rate of 5.55%, estimated volatility of 17% and estimated average expected option term of five years. Mobil stock options are issued at the fair market value of its stock on the date of grant, and terminate if unexercised after ten years. The holder can derive a benefit only to the extent the market value of Mobil common stock is higher than the exercise price at the date of the actual exercise.
(4) If the assumed annual rate of stock price appreciation of 0%, 5% or 10% per year should occur, the market value per share of Mobil common stock at the end of the ten-year option term would be $115.00, $187.32, or $298.28, as the case may be.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                        AND YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF
                                                        SECURITIES        VALUE OF
                                                        UNDERLYING      UNEXERCISED
                                                       UNEXERCISED      IN-THE-MONEY
                                                     OPTIONS/SARS AT  OPTIONS/SARS(4)
                                                          FY-END         AT FY-END
                                                     ---------------- ----------------
                         SHARES ACQUIRED    VALUE      EXERCISABLE/     EXERCISABLE/
        NAME             ON EXERCISE(1)  REALIZED(2) UNEXERCISABLE(3) UNEXERCISABLE(3)
        ----             --------------- ----------- ---------------- ----------------
Lucio A. Noto...........     16,444      $883,865        151,791         $7,798,559
                                                         140,000          2,953,125
Paul J. Hoenmans........     28,251      $1,566,986      146,749         $8,089,689
                                                          70,000          1,476,563
Eugene A. Renna.........      6,073      $  327,185       78,986         $4,069,507
                                                          70,000          1,476,563
Robert O. Swanson.......        --              --        35,000         $1,454,688
                                                          70,000          1,476,563
Thomas C. DeLoach, Jr...      1,239      $   40,345       97,372         $5,372,446
                                                          55,000          1,160,156

-------
(1) Represents number of shares covered by stock options or SARs exercised.
(2) Difference between exercise price and market value on date of exercise.
(3) Qualified options granted prior to 1995 were 100% exercisable after one year; non-qualified options granted prior to 1995 were 50% exercisable after one year; 100% exercisable after two years. All options granted in 1995 and thereafter are 100% exercisable after three years.
(4) Value of unexercised in-the-money options is based on the December 31, 1996 closing stock price of $122.25.

                                ---------------

                          LONG-TERM INCENTIVE PROGRAM
                         CONTINGENT ALLOTMENTS IN 1996

                            NUMBER OF     PERFORMANCE OR OTHER    ESTIMATED FUTURE PAYOUTS
                         CONTINGENT STOCK     PERIOD UNTIL     -------------------------------
        NAME               EQUIVALENTS    MATURATION OR PAYOUT THRESHOLD   TARGET    MAXIMUM
        ----             ---------------- -------------------- --------- ---------- ----------
Lucio A. Noto...........      9,020            1996-1999          $ 0    $1,102,695 $1,654,043
Paul J. Hoenmans........      5,010            1996-1999            0       612,473    918,709
Eugene A. Renna.........      5,010            1996-1999            0       612,473    918,709
Robert O. Swanson.......      5,010            1996-1999            0       612,473    918,709
Thomas C. DeLoach, Jr...      3,105            1996-1999            0       379,586    569,379

  Under this program, allotments of contingent stock equivalents (also known as performance shares) are determined for participants annually, at the start of a four-year performance period. These allotments are based on dollar amounts, determined by reference to a participant's level within the Company and the midpoint of the participant's salary grade at the beginning of each period, which are then converted into performance shares at the average market price for Mobil common stock over the 30 trading days immediately preceding the allotment. Over the four-year cycle, dividend equivalents will be credited with respect to these allotments and will be immediately converted into additional performance shares. After the end of the period, the Management Compensation and Organization Committee of the Board of Directors determines the extent to which the contingent allotments should be converted into actual awards. The Committee's policy in granting actual awards is based on Mobil's performance relative to its petroleum comparator group using three criteria: earnings per share growth, return on capital employed, and total shareholder return.

  Payouts under the program are based in part on the price of Mobil's common stock. The price used for the estimates provided is $122.25 per share, the closing price of Mobil common stock on the New York Stock Exchange on December 31, 1996. Actual payouts, if any, will be based on the mean of the high and low sales prices of Mobil common stock on such Exchange for a period of 30 trading days immediately preceding the determination of the Committee referred in the preceding paragraph.

                                 PENSION TABLE

  Mobil's Retirement Plan is qualified under the Internal Revenue Code of 1986, as amended, and is non-contributory. Employees who retire or terminate as vested participants are entitled to receive retirement benefits computed under a final average pay formula and may select either a life annuity or one of several forms of settlement having an equivalent actuarial value at retirement. The approximate annual annuity payable to employees in the higher salary classifications is shown in the following table. To the extent these amounts cannot be provided under the Retirement Plan due to the limitations imposed by Sections 415 and 401(a)(17) of the Code, they will be provided for Messrs. Noto, Hoenmans, Renna, Swanson and DeLoach under a supplemental benefit plan which is not qualified under the Code.

           ESTIMATED ANNUAL BENEFITS UNDER FINAL AVERAGE PAY FORMULA

   EARNINGS CREDITED
     FOR RETIREMENT
     PLAN BENEFITS*                           YEARS OF SERVICE AT RETIREMENT
   -----------------     ------------------------------------------------------------------------
                            15       20        25         30         35         40         45
                         -------- -------- ---------- ---------- ---------- ---------- ----------
$  600,000.............. $144,000 $192,000 $  240,000 $  288,000 $  336,000 $  384,000 $  432,000
   800,000..............  192,000  256,000    320,000    384,000    448,000    512,000    576,000
 1,000,000..............  240,000  320,000    400,000    480,000    560,000    640,000    720,000
 1,200,000..............  288,000  384,000    480,000    576,000    672,000    768,000    864,000
 1,400,000..............  336,000  448,000    560,000    672,000    784,000    896,000  1,008,000
 1,600,000..............  384,000  512,000    640,000    768,000    896,000  1,024,000  1,152,000
 1,800,000..............  432,000  576,000    720,000    864,000  1,008,000  1,152,000  1,296,000
 2,000,000..............  480,000  640,000    800,000    960,000  1,120,000  1,280,000  1,440,000
 2,200,000..............  528,000  704,000    880,000  1,056,000  1,232,000  1,408,000  1,584,000
 2,400,000..............  576,000  768,000    960,000  1,152,000  1,344,000  1,536,000  1,728,000
 2,600,000..............  624,000  832,000  1,040,000  1,248,000  1,456,000  1,664,000  1,872,000

-------
* All benefits shown are annual straight life annuities based on current earnings credited for Retirement Plan benefits. Earnings credited for Retirement Plan benefits represent one-third of the highest consecutive 36 months of base salary ("Salary" in the table on page 22) out of the last 120 months before retirement, plus one-third of 100% of the highest three consecutive completed calendar years of short-term incentive compensation ("Bonus" in the table on page 22) awarded out of the last 10 completed calendar years before retirement. Actual benefit payments would be slightly lower than shown after integration with Social Security benefits, which would vary with individual wage histories. Estimated credited years of service are as follows for Mr. Noto, 36 years; Mr. Hoenmans, 42 years; Mr. Renna, 28 years; Mr. Swanson, 39 years; and Mr. DeLoach, 28 years.

  SPECIAL ARRANGEMENTS RELATING TO POSSIBLE CHANGE OF CONTROL--The Board of Directors has defined certain events, which are described below, the occurrence of which might precede either a threat or a major challenge to control of the Corporation. The Board has indicated that certain arrangements affecting executive employees, including Messrs. Noto, Hoenmans, Renna, Swanson, and DeLoach, might, in the discretion of the Management Compensation and Organization Committee, be implemented upon the occurrence of such events. If an event that might precede a threat to control should occur, these arrangements are accelerated consideration and vesting of awards under the short-term and long-term incentive compensation programs and the Mobil Management Retention Plan and acceleration of the right to exercise any outstanding stock options not currently exercisable. If an event that might precede a major challenge to control should occur, these arrangements are payment of vested awards under the short-term and long-term incentive compensation programs and funding of currently unfunded employee benefits. In addition, if the employment of such persons is terminated within two years of a change of control, as defined below, they would receive payment of special termination allowances and reimbursement of any fees and expenses of counsel in connection with employee claims and costs of financial counseling and tax planning. The Board has also determined that special termination allowances would be paid to all other employees whose employment is terminated within designated periods following a change of control. Awards which would currently be payable as of December 31, 1996, under Mobil's special termination allowance plan, upon involuntary termination of employment after a change of control, are as follows: Mr. Noto, $3,050,000; Mr. Hoenmans, $2,290,000; Mr. Renna, $2,140,000; Mr. Swanson, $2,000,000; and Mr. DeLoach, $1,460,000.

  Under Mobil's Management Retention Plan, conditional deferred awards, the principal amount of which cannot exceed $1 million for any one person during his or her working lifetime, have been made to selected executives whose continued success is considered key to the long-term success of Mobil. Payments, including either notional interest on the awards or the cash value of dividend equivalents if awards are converted to share equivalents, are made only after normal retirement, approved early retirement, death or long-term disability. In the event of a change of control of the Corporation, deferred awards plus either interest or the cash value of dividend equivalents would be payable to participants whose employment has been or is to be terminated. The amounts that would be payable as of December 31, 1996 in such an event are as follows: Mr. Noto, $1,485,477; Mr. Hoenmans, $1,600,000 ; Mr. Renna, $1,349,415; Mr. Swanson, $1,698,622, and Mr. DeLoach, $941,226.

  The following are the events defined by the Board the occurrence of which might precede a threat to control of the Corporation: (a) a stockholder or one of a group of stockholders who or which is the beneficial owner of at least 5% of Mobil's outstanding stock (an "interested stockholder") proposes removal of a director or election of a director other than one nominated by the Board,
(b) any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 10% of Mobil's outstanding stock, (c) an announcement is made of a serious tender offer for some or all of Mobil's outstanding stock, or (d) an interested stockholder proposes a "business combination". A business combination is (i) a merger between Mobil and the interested stockholder, (ii) a sale or other disposition by Mobil of assets worth at least $100 million in a transaction involving the interested stockholder, (iii) the issuance of securities by Mobil to the interested stockholder in exchange for cash or property (including stock or securities) worth at least $100 million, (iv) the adoption of a plan to liquidate or dissolve Mobil, or (v) any reclassification of Mobil's securities, recapitalization of the Corporation, merger of Mobil with any of its subsidiaries or any other transaction which would have the effect of increasing the proportionate share of Mobil's outstanding stock owned by the interested stockholder. The following are the events defined by the Board the occurrence of which might precede a major challenge to control of the Corporation: (1) a date is set for a meeting of stockholders to consider a business combination, (2) an interested stockholder begins to solicit proxies to propose the election of a director, removal of an incumbent director or a business combination, (3) an announcement is made of a serious tender offer for some or all of Mobil's outstanding stock, or (4) any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 25% of Mobil's outstanding stock. A change of control occurs when the incumbent directors (which term includes subsequent directors who are approved by at least a majority of the incumbent directors) cease to constitute a majority of the Board, any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 25% of Mobil's outstanding stock, or Mobil's stockholders approve the liquidation or dissolution of Mobil, the sale of all of Mobil's assets, or a reorganization or merger following which such stockholders own less than 50% of the outstanding stock of the reorganized or merged company.

                                ---------------

    COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS OF DIRECTORS, NOMINEES AND
                              EXECUTIVE OFFICERS

  The following table sets forth, as of March 1, 1997, the shares of Mobil's common stock, the shares of such stock acquirable within 60 days pursuant to the exercise of employee stock options, the deferred share equivalents, and the total Mobil stock-based holdings, which are beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table on page 22 who is not a director, and all directors and executive officers as a group. The table indicates the alignment of these individuals' personal financial interests with the interests of the Company's stockholders because the value of their total holdings is dependent upon the price of Mobil's stock.

                                                      SHARES                TOTAL
                                                    ACQUIRABLE  DEFERRED    STOCK-
                                            SHARES    WITHIN      SHARE     BASED
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS   OWNED   60 DAYS   EQUIVALENTS HOLDINGS
------------------------------------------  ------- ---------- ----------- --------
Lewis M. Branscomb.....................
Thomas C. DeLoach, Jr..................
Donald V. Fites........................
Charles A. Heimbold, Jr................
Paul J. Hoenmans.......................
Allen F. Jacobson......................
Samuel C. Johnson......................
Helene L. Kaplan.......................
J. Richard Munro.......................
Lucio A. Noto..........................
Aulana L. Peters.......................
Eugene A. Renna........................
Charles S. Sanford, Jr.................
Robert G. Schwartz.....................
Robert O. Swanson......................
Iain D. T. Vallance....................
All directors and executive
 officers as a group, including those
 named above...........................

  Shares owned include     shares held by, and shares acquirable within 60
days include     shares acquirable by, family members or family trusts of
certain officers and directors as to which such persons disclaim beneficial ownership. Shares owned also include 4,500 shares of restricted stock as to which certain officers possess sole voting power, but no investment power, during the restricted period. Sole discretion as to voting and investment power exists as to all remaining shares which the directors and officers presently hold. Deferred share equivalents are stock equivalents equal in value to common stock which earn dividend equivalents equal to dividends declared on common stock. Incentive awards to employees may be deferred and paid in deferred share equivalents under the 1995 Mobil Incentive Compensation and Stock Ownership Plan and its predecessors. Non-employee directors receive a portion of their annual retainers in such equivalents and may elect to receive all or part of their fees and the cash portion of their annual retainers in such equivalents under the Deferred Fee Plan referred to on page
8. In addition, certain non-employee directors have elected to have the actuarial present values of their accrued benefits under the terminated retirement plan for non-employee directors credited to deferred share equivalent accounts, as described under Directors' Meetings and Compensation beginning on page 8. Individuals credited with deferred share equivalents have neither investment nor voting powers in respect of such equivalents.

  No individual named above owns more than 1% of Mobil's outstanding common stock, nor do all directors and executive officers as a group, including those named above. As of March 1, 1997, the Trustee under the Employees Savings Plan
of Mobil Oil Corporation held       shares of the common stock of Mobil in
such Plan, which is approximately   % of the total number of shares of common
stock outstanding at that date. As of the same date, the Trustee under the Mobil Employee Stock Ownership Plan, which is incorporated in the Employees
Savings Plan, held all      outstanding shares of Series B ESOP Convertible
Preferred Stock. The shares of common stock and preferred stock so held by
such Trustees together represented   % of the votes which may be cast by the
voting securities of Mobil outstanding as of March 1, 1997. All such shares of common stock are beneficially owned by participants in the Employees Savings Plan; all such shares of Series B ESOP Convertible Preferred Stock which have been allocated to participants in the Employee Stock Ownership Plan, numbering
    , are beneficially owned by such participants, the balance being held for such allocation over the life of the Plan.

                                ---------------

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Mobil's directors and officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, within specified monthly and annual due dates, relating to their ownership of and transactions in the Corporation's equity securities. Walter R. Arnheim, an officer of the Corporation, inadvertently omitted 100 shares from the share ownership reported in his initial required report and as a result the report of such ownership was filed after the due date therefor.

                                ---------------

PROXIES AND VOTING AT THE MEETING

  Since many Mobil stockholders are unable to attend the Corporation's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement; specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card; and sign, date and return the card in the enclosed envelope.

  If no choice is specified and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by Mobil. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting or, by voting by ballot at the meeting, cancel any proxy previously returned.

  Stockholder proxies are returned to the Corporation's independent proxy processing agent and the vote is certified by independent Inspectors of Election. Proxies and ballots that identify the vote of individual stockholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except as necessary to meet legal requirements or in a contested proxy solicitation, and in cases where stockholders write comments on their proxy cards.

  Mobil's Proxy Committee comprises the Chairman, Lucio A. Noto; Chief Financial Officer, Thomas C. DeLoach, Jr.; and Secretary of the Corporation, Charles H. DuBois. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of the stock represented by the proxies on any matter which properly may be presented for action at the meeting even if not covered herein. If any of the nominees for director named in Item 1 beginning on page 4 should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by Mobil in place of such nominee.

QUORUM AND VOTE REQUIRED FOR APPROVAL

  The holders of all outstanding shares of Mobil stock are entitled to vote in person or by proxy on all matters which may come before the meeting. The holders of shares entitled to cast not less than one-third of the votes must be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business; all shares present in person or represented by proxy are counted for quorum purposes.

  Directors are elected by a plurality of the votes of the shares present or represented at the meeting and entitled to vote. Except as stated in Item 2 on page 10 in respect of the appointment of independent auditors and in Item 3 on page 11 in respect of the proposal to increase the number of authorized shares of common stock and change the par value thereof, approval of each other matter to be voted upon requires the affirmative vote of a majority of the votes of shares present or represented at the meeting and entitled to vote on such matter. Where a stockholder by marking a proxy form or ballot withholds a vote on the election of any director or otherwise indicates that no vote is to be cast on any specific matter to be voted upon (including a non-vote by a broker pursuant to the rules of the New York Stock Exchange), such votes are not counted as entitled to vote with respect to that election or subject matter, as the case may be. Abstentions are counted as votes cast on any matter to which they relate, except that they are not so counted for the purpose of determining whether the percentage tests under the rules of the Securities and Exchange Commission for resubmission of proxy statement proposals have been met. Abstentions have the same effect as "no" votes since in both instances the vote is not part of the affirmative vote required for approval of the matter voted upon.

ATTENDANCE AT ANNUAL MEETING

  All individuals attending must register before entering the meeting hall. Priority seating will be given to stockholders of record, beneficial owners of Mobil stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring a guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write the Secretary of the Corporation in advance of the meeting and receive written concurrence. Those unable to attend may request from the Secretary a copy of the report of the proceedings of the meeting.

PROXY SOLICITATION

  The cost of soliciting proxies will be borne by Mobil. To assist in the proxy solicitation, Mobil has engaged Morrow & Co., Inc. for a fee of $20,000 plus out-of-pocket expenses. Mobil will reimburse brokerage houses, banks and other custodians, nominees, and fiduciaries for reasonable expenses, in accordance with the regulations of the Securities and Exchange Commission, the New York Stock Exchange, Inc. and other exchanges, in sending proxy materials to beneficial owners.

  Dated: March 18, 1997

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PRINTED  [LOGO OF RECYCLED
  IN      PAPER APPEARS HERE]
 U.S.A.

Mobil Corporation                                                          proxy
--------------------------------------------------------------------------------
          SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of Stockholders

                                           GRAND BALLROOM
                                           HYATT REGENCY RESTON
                                           RESTON TOWN CENTER
                                           1800 PRESIDENTS STREET
                                           RESTON, VIRGINIA 22090
                                           THURSDAY, MAY 8, 1997 AT 10:00 A.M.

The undersigned hereby appoints Lucio A. Noto, Thomas C. DeLoach, Jr. and Charles H. DuBois and any one of them, each with power of substitution, the attorneys of the undersigned to vote all shares held of record on the record date by the undersigned, as directed and, in their discretion, on all other matters which may properly come before the 1997 Annual Meeting of Stockholders of Mobil Corporation, and any adjournment thereof. The undersigned directs said proxies to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement.

This card also provides voting instructions for shares held in the Stock Purchase and Dividend Reinvestment Plan. For participants in the Mobil Oil Employees Savings Plan and the Mobil Employee Stock Ownership Plan, if you wish to provide voting instructions for the trustees for shares of Mobil stock credited to your accounts, please fill in any sign this card and mail it in time to be received no later than noon on May 5, 1997.

Your vote for five directors may be indicated on the reverse side. Donald V. Fites, Charles S. Sanford, Jr., Robert G. Schwartz and Iain D.T. Vallance have been nominated to serve for a term of three years to expire at the Annual Meeting in 2000. Robert O. Swanson has been nominated to serve for the balance of a three-year term to expire at the Annual Meeting in 1998.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

                              (Continued, and to be signed, on the reverse side)

            .   Fold and Detach Here and Read the Reverse Side   .

The votes represented by this proxy will be voted as marked      Please mark
by you. However, if you execute and return the proxy unmarked,    your vote  [X]
such votes will be voted "FOR" Proposals 1, 2 and 3 and              with
"AGAINST" Proposals 4, 5, 6 and 7.                                   an X

----------------------------------------------------------------------------------------------------------------------------------
                                The Board of Directors Recommends a Vote "FOR" Items 1, 2 and 3.
----------------------------------------------------------------------------------------------------------------------------------
 1.  Election of Directors                                WITHHELD
                                                    FOR    FOR ALL                                        FOR   AGAINST   ABSTAIN
     Donald V. Fites                                [_]      [_]           2.  Ratification of Inde-      [_]     [_]       [_]
     Charles S. Sanford, Jr.                                                   pendent auditors
     Robert G. Schwartz
     Iain D. T. Vallance                                                   3.  Increase the number of     [_]     [_]       [_]
     Robert O. Swanson                                                         authorized shares of
                                                                               common stock
 Withheld for the following only (write the
 nominee's name(s) in the space below)

------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------
 The Board of Directors Recommends a Vote "AGAINST" Items 4,
 5, 6 and 7.
-------------------------------------------------------------
                                   FOR    AGAINST    ABSTAIN
 4. Limit authority to             [_]      [_]        [_]
    issue preferred
    stock

 5. Cumulative voting              [_]      [_]        [_]

 6. Discontinue grants of          [_]      [_]        [_]
    stock options to
    directors and officers

 7. Prohibit stock option          [_]      [_]        [_]
    exercises after work-
    force reductions
-------------------------------------------------------------

Please date and sign below as your name appears to the left and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder name should sign.

Dated                                                                     , 1997
     ---------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   Signature

--------------------------------------------------------------------------------
                           Signature if held jointly

            .   Fold and Detach Here and Read the Reverse Side   .

                               Mobil Corporation



Dear Mobil Stockholder:

Please sign and date the above proxy card and return it promptly using the enclosed envelope. Your voting instructions are confidential and will be seen only by authorized personnel of the independent inspectors of election, except as otherwise provided in the proxy statement.

Thank you for voting.


                                                   Charles H. DuBois
                                                   Secretary